Exhibit 10.3

AMENDMENT TO PURCHASE AGREEMENT

This Amendment to Purchase Agreement (this “Amendment”) is made and entered into as of this 14th day of November, 2002, between Pinnacle Entertainment, Inc., a Delaware corporation (“Seller”), and Rothbart Development Corporation, a California corporation (“Rothbart”).

A. Seller and Rothbart entered into that certain Purchase Agreement dated as of June 14, 2002 (the “Purchase Agreement”), relating to the sale and purchase of approximately sixty (60) acres of real property located in the City of Inglewood, County of Los Angeles, State of California, and more particularly described in the Purchase Agreement (the “Property”).

B. Seller and Rothbart desire to amend the Purchase Agreement as set forth below and to confirm that the Purchase Agreement, as modified herein, remains in full force and effect.

NOW, THEREFORE, in consideration of the foregoing Recitals, which Recitals are incorporated herein by this reference, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Rothbart agree as follows:

1. Defined Terms. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Contingency Period. Pursuant to Section 5 of the Purchase Agreement, Rothbart hereby approves the Property with respect to the matters identified in Section 5(a)-(e) of the Purchase Agreement, subject only to: (i) Seller fulfilling its obligations under Paragraph 3 hereof, (ii) Rothbart’s approval, in its sole and absolute discretion, of the matters set forth in Paragraphs 4 hereof, and (iii) review of any changed matters as permitted under the final paragraph of Section 5 of the Purchase Agreement.

3. Seller’s Obligations. Seller shall satisfy the following obligations on, or before, the Close of Escrow. Rothbart’s obligation to Close Escrow under the Purchase Agreement is conditioned upon Seller satisfying the following obligations:

    a. Seller shall execute documentation reasonably requested by Fidelity National Title Company to remove Exception No. 24 in the PTR.

    b. Seller shall provide Fidelity National Title Company (“Title Company”) with evidence that the lease referenced as Exception No. 35 in that certain Preliminary Title Report from Title Company, Order No. 19113751-C, dated July 15, 2002, as amended (“PTR”), between Hollywood Park, Inc., and Hollywood Park Operating Company is no longer in effect;

    c. Seller shall take all necessary action to remove the Deed of Trust referenced as Exception No. 38 in the PTR;

    d. Seller shall provide the Title Company with all necessary documentation to remove Exception No. 42 in the PTR;

    e. Seller, at its cost and expense, shall abandon the Pacific Southwest Oil Well referenced in the Phase I and Focused Phase II Site Investigation reports prepared by Alaska Petroleum Environmental Engineering, Inc. (“Environmental Reports”), and, if required by the California Division of Oil, Gas, and Geothermal Resources (“DOGGR”), reabandon the Cassex Company Turf 3 Oil Well referenced in the Environmental Reports, in each case, pursuant to the requirements set forth by the DOGGR; and

    f. Seller shall excavate and recycle the VOC-impacted soil referenced in the Environmental Reports in compliance with the applicable requirements of South Coast Air Quality Management District Rule 1166, the applicable Preliminary Remediation Goals of the United States Environmental Protection Agency and the applicable requirements of the Los Angeles Regional Water Quality Control Board. For purposes of this paragraph, the “VOC-impacted soil” is that soil located in the vicinity of soil boring B-29 and associated with the former drilling mud/production oil field sump (as described in Section 1.4 of the Focused Phase II Site Investigation dated September 2002, and prepared by Alaska Petroleum Environmental Engineering, and as further described in the Remedial Cost Estimate dated September 13, 2002 and prepared by Alaska Petroleum Environmental Engineering) that must be remediated pursuant to the aforementioned applicable requirements taking into account the development of the Property pursuant to the Wal-Mart Plan.

Within ninety (90) days following Rothbart’s filing of the Project entitlement applications and circulation of Notice of Preparation for EIR (as required pursuant to the Processing Milestones), Seller shall commence work on the foregoing obligations contained in subsections (e) and (f) (“Seller’s Work”) and thereafter shall diligently prosecute Seller’s Work to completion subject to reasonable delays beyond Seller’s control. Seller shall provide Rothbart reasonable updates regarding Seller’s Work and shall allow Rothbart to appoint a representative to be present during Seller’s Work on the Property. Except as expressly provided in this Paragraph 3, Seller has not agreed to remediate, repair or correct any other conditions on or relating to the Property and the terms and conditions of Section 16A remain in full force and effect.

4. Rothbart’s Review. The Contingency Date shall be extended until December 15, 2002, solely as to those matters set forth below, which are further referenced in the PTR and the ALTA Survey dated August 21, 2002, prepared by HMK Engineering, Inc. (the “HMK Survey”). Rothbart, at its sole cost and expense, shall have until December 15, 2002, to review and approve or disapprove such matters in its sole and absolute discretion. On or prior to December 15, 2002, Rothbart shall, by written notice to Seller, either (i) terminate the Purchase Agreement based upon Rothbart’s dissatisfaction in resolving such matters, or (ii) approve the Property as to those matters. Rothbart’s failure to provide such written notice shall be conclusively deemed to be a disapproval thereof by Rothbart and the Purchase Agreement shall terminate.

Item	Action
PTR Exceptions 9, 18, 20 and 31	According to Rothbart, the City has indicated a willingness to vacate and quitclaim each of these easements. Rothbart will work diligently with the City to process the quitclaims and record them in the Official Records of the County and shall provide Seller with periodic status reports.

PTR Exceptions 33 and 34	According to Rothbart, the City has indicated a willingness to modify these easements to downsize the area burdened by these easements. Rothbart will work diligently with the City to process the easement modifications and shall provide Seller with periodic status reports.

PTR Exception 12	According to Rothbart, CDCC has indicated a willingness to relocate the pole line existing in favor of Southern California Edison Company. Rothbart will work diligently with CDCC to process the relocation and shall provide Seller with periodic status reports.

Survey Matters	According to Rothbart, the HMK Survey discloses the existence of certain lights, power poles and other utilities and related equipment that Rothbart understands service the adjacent property owned by CDCC. Rothbart will work diligently with CDCC to enter into a mutually satisfactory agreement for disconnection and/or relocation of all objectionable utilities and related equipment and shall provide Seller with periodic status reports.

5. Deposit Non-Refundable.

    a. Pursuant to Section 2(b) of the Purchase Agreement, Rothbart is required to make the Additional Deposit to Escrow in the amount of Three Hundred Twenty-Five Thousand Dollars ($325,000) within five (5) days of the expiration of the Contingency Date. This Additional Deposit has not been made as of the date hereof. This Amendment is contingent upon the receipt by Escrow of the Additional Deposit (or the allocation of the Additional Deposit to the Letter of Credit as permitted under Section 2(b) of the Purchase Agreement) within two (2) business days following execution of this Amendment. If Rothbart fails to so deposit the Additional Deposit within the specified time period, the Purchase Agreement shall automatically terminate.

    b. This Amendment, including, without limitation, Paragraphs 4 and 5(a), shall in no way amend Section 2(e) of the Purchase Agreement. Pursuant to Section 2(e) of the Purchase Agreement, one fourth of the sum of (a) the Initial Deposit and (b) the Additional Deposit (i.e. (a) + (b) = $87,500) was automatically earned by Seller, and became nonrefundable to Rothbart, as of September 17, 2002, such sum being the aggregate “Non-Refundable Deposit” to date, as defined in Section 2(e). Notwithstanding the foregoing, it is acknowledged and agreed that, pursuant to Section 2(e) of the Purchase Agreement, the Non-Refundable Deposit, or portion thereof as provided in Section 2(e), may be refundable to Rothbart under certain circumstances, including, without limitation, Seller’s default, Rothbart’s failure to obtain Final Approval, a change in the condition of title or physical condition of the Property, or because the Property is subject to a condemnation proceeding.

    6. Big Box Ordinance. Rothbart acknowledges that Seller, in its sole and absolute discretion may elect to challenge, by litigation or otherwise, Ordinance No. 02-30 passed by the City Council of the City of Inglewood on October 22, 2002 (the “Big Box Ordinance”) and any amendments or successor ordinances thereto. In no event shall the passage of the Big Box Ordinance or Seller’s activities in connection therewith, including any potential challenge thereof, constitute a breach by Seller of any of the representations or warranties set forth in the Purchase Agreement. Seller acknowledges that Rothbart and/or Wal-Mart and/or Sam’s Club may independently challenge the Big Box Ordinance. Seller and Rothbart agree that neither party shall have any obligation to the other party to participate in that party’s challenge of the Big Box Ordinance.

7. Relationship to the Purchase Agreement. This Amendment supercedes any inconsistent provisions contained in the Purchase Agreement. Except as amended hereby, the Purchase Agreement, including, without limitation, the Contingency Milestones and time periods set forth on the Contingency Schedule, is in full force and effect.

8. Successors. Section 24 of the Purchase Agreement is hereby amended by adding the following after the second sentence:

“Notwithstanding the foregoing, Seller may assign this Agreement in connection with the transfer of the Property to any corporation, partnership, limited liability company or other entity which controls, is controlled by or is under common control with Seller. Effective as of the date of such transfer, Seller shall be automatically relieved of any obligations and liabilities under this Agreement, provided the assignee assumes all of Seller’s obligations under this Agreement. Seller will provide Buyer with prompt notice of the transfer and, upon written request, a copy of the transfer documentation.”

9. Counterparts. This Amendment may be executed in counterparts, which, when taken together shall be one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

PINNACLE ENTERTAINMENT, INC., a Delaware corporation		ROTHBART DEVELOPMENT CORPORATION, a California corporation

By:	/s/ JOHN A. GODFREY	By:	/s/ STANLEY G. ROTHBART
Its:	Sr. V.P., Secretary and General Counsel	Its:	President

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